Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS FOURTH QUARTER Revenue Growth of 26%; Record Full YEAR 2022 revenue of $325.2 Million

WOODCLIFF LAKE, NJ – MARCH 8, 2023 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the fourth quarter and year ended December 31, 2022.

For the quarter ended December 31, 2022, Hudson reported revenues of $47.4 million, an increase of 26% compared to revenues of $37.8 million in the comparable 2021 period. Fourth quarter revenue growth was driven by increased selling prices for certain refrigerants during the period as well as increased sales volume in the quarter as compared to the fourth quarter of 2021. Gross margin in the fourth quarter of 2022 was 32%, compared to 45% in the fourth quarter of 2021. Hudson reported operating income of $7.1 million in the fourth quarter of 2022, compared to operating income of $9.3 million in the prior year period. The Company recorded net income of $5.1 million or $0.11 per basic and diluted share in the fourth quarter of 2022, compared to net income of $6.2 million or $0.14 per basic and $0.13 diluted share in the same period of 2021.

For the year ended December 31, 2022, Hudson reported revenues of $325.2 million, an increase of 69% compared to revenues of $192.7 million for full year 2021. The revenue growth was driven by increased selling prices for certain refrigerants during the period. Gross margin for full year 2022 was 50%, compared to gross margin of 37% in the prior year period. The margin increase is primarily related to higher selling prices for certain refrigerants for 2022 when compared to 2021. Hudson reported operating income of $131.5 million for full year 2022 compared to operating income of $42.3 million in the prior year. The Company recorded net income of $103.8 million or $2.31 per basic and $2.20 per diluted share in 2022, compared to a net income of $32.3 million or $0.74 per basic and $0.69 diluted share in 2021.

Hudson reduced total outstanding debt from $94.9 million at December 31, 2021 to $46.8 million at December 31, 2022. Stockholders’ equity improved to $175.0 million at December 31, 2022 as compared to $70.9 million at December 31, 2021.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented,

“2022 was a tremendous year for Hudson as evidenced by record revenues, and enhanced profitability. We delivered a solid fourth quarter consistent with historical fourth quarter performance, which is typically our lowest revenue quarter because it falls outside of our nine-month selling season. During the fourth quarter of 2022, gross margin fell just below our long-range target gross margin of 35%, but we do not believe this slightly lower fourth quarter gross margin will affect our long-term target. With the enhanced profitability and strong free cash flow achieved in 2022, we substantially reduced our total outstanding debt from approximately $95 million at year-end 2021, to $47 million at year-end 2022. The success of our operational execution allowed us to strengthen our balance sheet, providing improved financial flexibility as we begin moving through 2023.

“We remain optimistic that the ongoing stepdown in HFC production and consumption allowances mandated by the AIM Act will benefit our business. The 10% stepdown in virgin production and consumption that began in 2022 remains in place for 2023, as we track toward a 40% baseline reduction beginning in 2024. As we’ve previously mentioned, we believe the current phasedown schedule will drive higher demand for our reclaimed refrigerants as virgin HFCs become increasingly scarce. Likewise, we are encouraged by legislation at both the federal and state levels that promotes the use of reclaimed refrigerant.

“Hudson has held a leadership role in the refrigerant industry for more than thirty years, and we have long been committed to developing sustainable solutions around responsible refrigerant management and the adoption of reclamation. We are uniquely positioned to leverage our expertise and industry-leading reclamation technology to help drive the transition to more efficient cooling equipment and greener refrigerants, while also servicing the existing installed base with reclaimed refrigerants as the industry continues to evolve,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the fourth quarter and year end results today, March 8, 2023 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 799619.

A replay of the teleconference will be available until April 7, 2023 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 47630.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2021 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,295	$3,492
Trade accounts receivable – net	20,872	14,223
Inventories	145,377	94,144
Prepaid expenses and other current assets	5,289	8,090
Total current assets	176,833	119,949

Property, plant and equipment, less accumulated depreciation	20,568	20,093
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	17,564	20,357
Right of use asset	7,339	6,803
Other assets	2,386	710
Total Assets	$272,493	$215,715

Liabilities and Stockholders' Equity
Current liabilities:
Trade accounts payable	$14,165	$9,623
Accrued expenses and other current liabilities	27,908	30,637
Accrued payroll	6,303	3,931
Current maturities of long-term debt	4,250	5,248
Short-term debt	—	15,000
Total current liabilities	52,626	64,439
Deferred tax liability	244	1,692
Long-term lease liabilities	5,763	5,500
Long-term debt, less current maturities, net of deferred financing costs	38,985	73,145
Total Liabilities	97,618	144,776

Commitments and contingencies

Stockholders' equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 45,287,619 and 44,758,925 respectively	453	448
Additional paid-in capital	116,442	116,312
Retained earnings (accumulated deficit)	57,980	(45,821)
Total Stockholders' Equity	174,875	70,939

Total Liabilities and Stockholders' Equity	$272,493	$215,715

Hudson Technologies, Inc. and Subsidiaries

Consolidated Income Statements

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended December 31		Twelve months ended December 31,
	2022	2021	2022	2021
Revenues	$47,444	$37,775	$325,225	$192,748
Cost of sales	32,107	20,755	162,332	121,084
Gross profit	15,337	17,020	162,893	71,664

Operating expenses:
Selling, general and administrative	7,534	6,980	28,591	26,566
Amortization	698	698	2,793	2,793
Total operating expenses	8,232	7,678	31,384	29,359

Operating income	7,105	9,342	131,509	42,305

Other (expense) income:
Net interest expense	(2,034)	(2,844)	(14,327)	(11,376)
Other income	-	-	-	2,470
Total other (expense)	(2,034)	(2,844)	(14,327)	(8,906)

Income before income taxes	5,071	6,498	117,182	33,399

Income tax expense (benefit)	(9)	310	13,381	1,140

Net income	$5,080	$6,188	$103,801	$32,259

Net income per common share – Basic	$0.11	$0.14	$2.31	$0.74
Net income per common share – Diluted	$0.11	$0.13	$2.20	$0.69
Weighted average number of shares outstanding – Basic	45,151,426	44,318,805	44,990,104	43,765,443
Weighted average number of shares outstanding – Diluted	47,238,439	46,828,212	47,109,018	46,640,822